Second Memorandum

On April 11st 2008, Anji Meibodeng Ciji Real Estate Corp. and Niusule Biotech Corp. (America) signed the Joint Ventur Contract , decided to jointly invest to set up a joint venture Zhejiang Baitai Bioengineering Corp. It was agreed upon by both parties to amend the contract in August 2008, as below:

1.Article 13 of the Joint Venture contract, "In the event that either Party A or Party B intends to assign all or part of his capital contribution to a third party, consent must be obtained from the other party to the joint venture. When one party to the joint venture assigns all or part of his capital contribution, the other party shall have the rights of preemption. The terms and conditions of offer to assign all or part of its capital contribution to a third party shall not be more preferential than those offered to the other party."

It should be amended as "It is agreed upon by both parties to amend the Article 13 in the Joint Venture Agreement in the form of memorandum. Either party shall not transfer all or part of our interest to a third party, without the written notice to the other Party. It deems that the other party agreed if it does not reply within 30 days upon receipt of the written notice. The other party objecting to such transfer shall purchase the capital contribution to be transferred and such party is deemed to have agreed to the transfer if he does not purchase the capital contribution."

To clarify: It is the intention of the parties that either party can transfer their interest in the Joint Venture to a third party without the consent of the other party. However, prior to such transfer, the other party must be given notice and the opportunity to purchase on the same terms and conditions of the proposed transfer to the third party. If the other party to the Joint Venture does not purchase the interest within 30 days, the transfer to the third party can go forward without the consent of the other party.

2.Due to a scrivener error, the date of the August Memorandum was stated August 8, 2008, and should have read August 18, 2008.

The Memorandum will have two copies; each party shall keep a copy. It has the same legal effects as the contract.

This Memorandum has been executed by the authorized representatives of Party A and Party B in China on this 15 day of September, 2008.

PARTY A: ANJI MEIBODENG CIJI REAL ESTATE CORP.
Authorized Representative (signed)

zhixiao chen

PARTY B: NIUSULE BIOTECH CORP. (AMERICA)
Authorized Representative (signed)